Exhibit (c)(2)

CADUS CORPORATION Fairness Analysis Presentation to the Special Committee of the Board of Directors January 20, 2018

ALVAREZ & MARSAL VALUATION SERVICES, LLC Disclaimer • The following pages contain material that is being provided by Alvarez & Marsal Valuation Services, LLC (“A&M” or “Alvarez & Marsal”) in its capacity as an independent financial advisor to the Special Committee of the Board of Directors (the “Special Committee”) of Cadus Corporation and its subsidiaries and affiliates (jointly and severally, “Cadus” or the “Company”) in connection with the Proposed Transaction, as defined herein. • The information utilized in preparing this presentation was obtained from the Company and public sources. Any estimates and projections contained herein have been prepared by or based on discussions with the senior management of the Company (“Management”) and involve numerous and significant subjective determinations, which may or may not prove to be correct. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future. A&M did not independently verify such information. • Because this material was prepared for use in the context of an oral presentation to the Special Committee, which is familiar with the business and affairs of the Company, neither the Company nor A&M, nor any of their respective legal or financial advisors or accountants take any responsibility for the accuracy or completeness of any of the material if used by persons other than the Special Committee. • These materials are not intended to represent an opinion but rather to serve as discussion materials for the Special Committee to review and as a partial summary of factors considered by A&M in connection with rendering its opinion. • No selected public company or selected transaction target used in our analysis is directly comparable to the Company. 2

TABLE OF CONTENTS I. Executive Summary II. Financial Analysis of the Proposed Transaction a) Analytical Approach b) Financial Analysis c) Summary of Financial Analyses III. Assumptions, Qualifications & Limiting Conditions Appendix A: Summary of Due Diligence Appendix B: Patent Information Appendix C: Company Illustrative Taxable Income Scenarios

EXECUTIVE SUMMARY Engagement Overview Engagement Proposed Transaction Company Business Description(1) Conclusions The Special Committee of the Company has requested A&M to provide it with A&M’s opinion (the “Opinion”) as to the fairness, from a financial point of view, to the stockholders of the Company other than the Excluded Holders (as defined below) of the Consideration (as defined below) to be received by such stockholders (other than the Excluded Holders) in the Proposed Transaction (as defined below), without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder. We understand that the Company proposes to enter into an Agreement and Plan of Merger (the “Agreement”), among the Company, Starfire Holding Corporation (the “Acquiror”) and Cadus Merger Sub LLC, a wholly-owned subsidiary of the Acquiror (“Merger Sub”), pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of the Acquiror (“the Proposed Transaction”), and each outstanding share of common stock of the Company not owned by the Acquiror, Merger Sub or any of their respective affiliates will be converted into the right to receive $1.61 per share, without interest (the “Consideration”). For purposes of our Opinion, the term “Excluded Holders” refers to the Acquiror, Merger Sub and their respective affiliates, including, without limitation, Barberry Corp. and High River Limited Partnership. • Cadus was incorporated under the laws of the State of Delaware in January 1992 and initially devoted substantially all of its resources to the development and application of novel yeast-based and other drug discovery technologies. – Cadus no longer seeks to develop, maintain, or license its drug discovery technologies. – Beginning in the fourth quarter of 2013, Cadus began to explore opportunities to profit from purchasing land and residential homes for construction/renovation and resale in the United States. • The Company has predominantly concentrated its real estate acquisition, renovation, and construction activities in south Florida. – The Company owns 12 single-family residential zoned properties in Miami-Dade County, Florida and 1 vacant lot in East Hampton, New York. Cadus has completed renovation on 2 homes and started construction on 1 home. • As of December 31, 2017, Cadus had an accumulated deficit of approximately $40.9 million. – The Company’s losses have resulted principally from costs incurred in connection with its prior biomedical R&D activities, its current real estate activities, and from G&A costs associated with the Company’s operations. – As of December 31, 2017, Cadus had estimated net operating loss (“NOL”) carryforwards of approximately $23.8 million and R&D credits of approximately $1.5 million. Based on the analysis contained herein, and subject to the assumptions, qualifications and limiting conditions set forth in our Opinion, A&M has concluded that the Consideration to be received by the stockholders of the Company other than the Excluded Holders in the Proposed Transaction is fair to such stockholders from a financial point of view, and with the Special Committee’s consent, we are prepared to issue our Opinion. (1) Source: Cadus Corporation Form 10-K for the year ended December 31, 2016; Cadus Corporation unaudited balance sheet for the year ended December 31, 2017. 4

EXECUTIVE SUMMARY Summary of Historical Income Statement Information Actuals LTM (US$in Thousands) Dec '13 Dec '14 Dec '15 Dec '16 Sep '17 Total Revenue $- $- $- $- $- Costs & Expenses: General & Administrative Expenses 340 612 547 483 473 Real Estate Expenses 23 153 70 190 314 Impairment to Real Estate Inventory (1) - - - - 700 Amortization of Website & Patent Costs 86 32 0 7 7 Loss/(Gain) from Equity in Other Ventures 0 0 0 (0) (1) Total Costs & Expenses $451 $798 $617 $680 $1,491 Operating Profit/(Loss) $(451) $(798) $(617) $(680) $(1,491) Interest Income 3 9 2 20 28 Loss Before Taxes $(448) $(789) $(615) $(660) $(1,463) Provision/(Refund) for Franchise and Income Taxes 40 21 (12) 6 6 Net Profit/(Loss) $(488) $(810) $(603) $(666) $(1,469) (1) Represents impairment charges of $425K and $275K on the Company’s 3506 Main Lodge Drive and 3437 N Moorings Way 5 properties, respectively.

EXECUTIVE SUMMARY

Summary of Historical Balance Sheet Information

	Actuals				
(US$ in Thousands)	Dec '13	Dec '14	Dec '15	Dec '16	Dec '17 (3)
Assets:					
Real Estate Inventory	-	30,184	32,717	35,122	36,439
Cash & Cash Equivalents	22,244	11,878	8,936	5,675	2,829
Interest Receivable	0	0	1	2	2
Prepaid & Other Assets	7	12	39	61	164
Investment in Other Venture (1)	193	193	193	193	195
Website, Net	-	-	20	13	7
Patents, Net (2)	32	0	-	-	-
Total Assets	$ 22,477	$ 42,267	$ 41,905	$ 41,066	$ 39,636
Liabilities & Equity:					
Liabilities:					
Accrued Expenses & Other Liabilities	61	85	325	153	319
Total Liabilities	$ 61	$ 85	$ 325	$ 153	$ 319
Equity:					
Common Stock	133	264	264	264	264
Additional Paid-In Capital	59,847	80,292	80,292	80,292	80,292
Accumulated Deficit	(37,263)	(38,073)	(38,677)	(39,343)	(40,939)
Treasury Stock - At Cost	(300)	(300)	(300)	(300)	(300)
Total Equity	$ 22,417	$ 42,183	$ 41,579	$ 40,913	$ 39,317
Total Liabilities & Equity	$ 22,477	$ 42,267	$ 41,905	$ 41,066	$ 39,636

(1) Represents the Company's 89.2% investment in Laurel Partners.
(2) The Company currently holds 8 patents associated with the Company's legacy biotechnology business. Management has informed us that the Company does not expect to be able to utilize, license, sell, or otherwise derive value from these patents and that Management believes that these patents have no value.
(3) Represents an unaudited balance sheet provided by Management.

ALVAREZ & MARSAL | 6

EXECUTIVE SUMMARY

Annotated Stock Chart for Cadus Corporation (OTCQB:KDUS) (1)



Volume
Price
$2.50
$2.00
$1.50
$1.00
$0.50
Share Price
2,000
1,500
1,000
500
Volume (in Thousands)
Oct. '13
Oct. '14
Oct. '15
Oct. '16
Oct. '17
Q4 2013: Company begins real estate operations
Mar. 2014: Hunter C. Gary appointed as CEO
Jun. 6, 2014: Completed rights offering for $20.1 million ($1.53/share)
Oct. 1, 2015: Hurricane Joaquin hits Florida
Oct. 7, 2016: Hurricane Matthew hits Florida
Sept. 1, 2016: Hurricane Hermine hits Florida
Sept. 10, 2017: Hurricane Irma hits Florida
Sept. 20, 2017: High River Limited Partnership and Barberry Corp. file an amended 13D announcing their intent to acquire the remaining 32.2% equity interest in Cadus
$1.56 Closing Price (1/12/18)
$0.95 Unaffected Share Price

Avg. Weekly Trading Volume (FY2017) = 62,754 shares
Avg. Daily Trading Volume (FY2017) = 17,221 shares
Number of Shareholders (as of Mar. '17) = Approx. 46 (2)

(1) Source: Capital IQ; Bloomberg; Company filings; press releases.
(2) Includes Management and members of the Board of Directors.

ALVAREZ & MARSAL | 7

TABLE OF CONTENTS I. Executive Summary II. Financial Analysis of the Proposed Transaction a) Analytical Approach b) Financial Analysis c) Summary of Financial Analyses III. Assumptions, Qualifications & Limiting Conditions Appendix A: Summary of Due Diligence Appendix B: Patent Information Appendix C: Company Illustrative Taxable Income Scenarios

FINANCIAL ANALYSIS OF THE PROPOSED TRANSACTION Analytical Approach – Overview • A&M utilized a Net Asset (“NA”) approach to evaluate Cadus. When employing the NA approach, adjustments are made to the book value of the Company’s assets and liabilities to approximate fair value, if necessary. Non-operating assets and liabilities are also considered including any value associated with the Company’s NOLs and R&D credits on a standalone basis. The value range of liabilities is then deducted from the value range of assets to arrive at an implied equity value reference range. • A&M also employed the Guideline Public Company (“GPC”) method of the market approach. In the GPC analysis, trading statistics of small (enterprise values of less than $1 billion) and mid sized (enterprise values between $1 billion and $2.5 billion) U.S. public companies in the homebuilding industry were reviewed and considered in order to develop an implied equity value reference range of Cadus. Adjustments were made to total implied equity value to account for the Company’s equity interest in Laurel Partners. No adjustments were made related to any value associated with the Company’s NOLs and R&D credits on a standalone basis since the majority of the GPCs also have deferred tax assets. • A&M separately calculated the tax benefits associated with Cadus’ NOL carryforwards and R&D tax credits under two different illustrative scenarios: (i) a related-party buyer with effective control acquires Cadus and is able to immediately utilize the NOLs and R&D credits without a Section 382 limitation; and (ii) a third-party acquires Cadus and the tax attributes are subject to a Section 382 limitation. • A&M considered but ultimately did not rely upon the Guideline Precedent Transaction (“GPT”) method. – Consistent with our GPC analysis, we considered transactions that involved small and mid sized U.S. target companies in the homebuilding industry and that closed in the past 3 years. – Nearly all of the selected GPTs represented acquisitions of controlling interests in each target company, whereas the Proposed Transaction involves a minority interest in the Company. – Each of the selected GPTs likely included synergies resulting from increased scale, SG&A leverage, and asset diversity, which may not be achieved in an acquisition of Cadus. • A&M considered but ultimately did not rely upon the Discounted Cash Flow method since, per Management, the Company has not generated positive cash flow in the past five years and was not able to provide an estimate of projected future cash flow. Note: For screening GPCs and GPTs by size, A&M’s considered enterprise value amounts that excluded cash. 9

TABLE OF CONTENTS I. Executive Summary II. Financial Analysis of the Proposed Transaction a) Analytical Approach b) Financial Analysis c) Summary of Financial Analyses III. Assumptions, Qualifications & Limiting Conditions Appendix A: Summary of Due Diligence Appendix B: Patent Information Appendix C: Company Illustrative Taxable Income Scenarios

FINANCIAL ANALYSIS OF THE PROPOSED TRANSACTION Net Asset Approach – Summary When employing the NA approach, adjustments are made to the book value of assets and liabilities to approximate fair value, if necessary. Non-operating assets and liabilities are also considered. Based on our analysis, we adjusted the following assets and liabilities of the Company: real estate inventory; the investment in Laurel Partners; Cadus’ website; and certain other non-operating assets. Real Estate Inventory: • Cadus owns the following 13 properties, which have a current book value of $36.4 million: Completed Renovations 3506 Main Lodge Drive, Coconut Grove, FL 33133 3437 N Moorings Way, Coconut Grove, FL 33133 Under Construction Vacant Lots 2535 Shelter Avenue, Miami Beach, FL 33140 700 88th Street, Surfside, FL 33154 88th Street, Surfside, FL 33154 (no street address) 1420 Biscaya Drive, Surfside, FL 33154 1211 Stillwater Drive, Miami Beach, FL 33141 2555 Shelter Avenue, Miami Beach, FL 33140 11400 N Bayshore Drive, North Miami, FL 33181 11404 N Bayshore Drive, North Miami, FL 33181 241 Atlantic Isle, Sunny Isles Beach, FL 33160 18970 North Bay Road, Sunny Isles Beach, FL 33160 65 East Hollow Road, East Hampton, NY 11937 • Of the Company’s 13 properties, 12 are located in Miami-Dade County, Florida and one is located in East Hampton, New York. The majority of the Company’s properties are luxury waterfront properties. • A&M considered each of the properties listed above. A&M’s analysis indicated an implied value reference range of the Company’s real estate inventory between $36.2 million and $40.9 million. Source: Cadus Corporation Form 10-K for the year ended December 31, 2016; Cadus Corporation unaudited balance sheet for the 11 year ended December 31, 2017.

FINANCIAL ANALYSIS OF THE PROPOSED TRANSACTION Net Asset Approach – Summary (cont’d) Investment in Laurel Partners: • A&M understands that the Company currently holds an 89.2% equity investment in Laurel Partners, which is a joint venture with Carl C. Icahn that was established in 1996 to invest in biotechnology companies. Per our discussions with Management, Laurel Partners does not have any ongoing operations, and the only asset held by Laurel Partners is its cash balance of $316K. Accordingly, A&M concluded on a value of $282K for Cadus’ investment in Laurel Partners, which is based on the Company’s share of Laurel Partners’ cash balance. Website: • A&M developed a value reference range for the website assuming that it has either no value or a value approximating its total development costs. Given that the Company recently completed its website in December 2015 at a total cost of $20K, A&M incorporated a range of value between $0 to $20K for the website. Other Non-Operating Assets and Liabilities: • NOL and R&D Credit Carryforwards – As of December 31, 2017, Cadus had estimated state and federal NOL carryforwards of approximately $23.8 million and R&D credits of approximately $1.5 million. However, the Company presently maintains a full valuation allowance against its deferred tax assets based on its assessment of the likelihood of realization. Solely for the purposes of our analysis, we were provided hypothetical scenarios of taxable income for FY2018 through FY2021 by Management to calculate a theoretical range of values for the Company’s NOLs and R&D credits to the Company on a standalone basis. The details of Management’s hypothetical scenarios are included in Appendix C. This analysis indicated an implied value reference range of $0 to $1.0 million for the Company’s NOLs and R&D credits in the aggregate. • Patents – A&M understands that the Company currently holds a portfolio of patents that have not expired and are associated with Cadus’ legacy biotechnology business. Management has informed us that the Company does not, and does not expect to be able to, utilize, license, sell, or otherwise derive revenue from these patents and that Management believes these patents have no value. We have therefore assumed that the Company’s patents have no value. See Appendix B for further details. • Per Management’s representation, the Company does not have any other non-operating assets or liabilities. Source: First Amended and Restated Agreement of Limited Partnership of Laurel Partners Limited Partnership; Laurel Partners general ledger trial balance for the year ended December 31, 2017; Cadus Corporation Form 10-K for the year ended December 31, 2016; 12 Cadus Corporation unaudited balance sheet for the year ended December 31, 2017; discussions with Management.

FINANCIAL ANALYSIS OF THE PROPOSED TRANSACTION Net Asset Approach – Real Estate Inventory • Of the 12 properties in the Miami area, two are improved single family residential properties located in Coconut Grove, Florida. These properties were purchased in 2014 and have been recently renovated. One property is an under construction single family home located on Sunset Island II in Miami Beach, FL. Based on the documentation reviewed, the construction process is approximately 98% complete as of December 25, 2017, and based on communications with Management, construction is estimated to be completed in January 2018. • The rest of the properties are vacant single family residential lots. One interior lot without water frontage is located on Sunset Island II and the remaining lots have water frontage and are located in Surfside, Miami Beach, North Miami and Sunny Isles Beach. • In evaluating the real property, the following procedures were completed: – Gathered specific property information such as building sizes and land areas from Company documentation and on-line public data sources; – Gathered information on comparable land and improved sales and listings from public on-line data providers; and – Performed site visits for all the properties that are the subject of this report. • A&M utilized the sales comparison approach to provide a market value estimate for the improved properties. A&M researched and considered recent localized sales of improved properties that A&M deemed similar to the Companies improved properties in one or more respects and applied qualitative adjustments to arrive at an estimated value range. • Similarly, for the vacant residential lots, A&M also utilized the sales comparison approach by considering recent localized transactions involving properties that A&M deemed similar to the Company’s unimproved properties in one or more respects in each respective location. It is noted that a common practice in the market is to acquire land with improvements and subsequently demolish the improvements to arrive at a vacant parcel. A&M utilized sales of improved properties and considered them land transactions when it was evidenced that the improvements in place at the time of the acquisition were subsequently demolished and/or redeveloped within a reasonable timeframe from the acquisition. We understand the Company employed a similar approach in acquiring several of the subject properties. • This analysis indicated an aggregate implied value reference range for the subject properties of $36.2 million to $40.9 million. 13

FINANCIAL ANALYSIS OF THE PROPOSED TRANSACTION

Net Asset Approach – Real Estate Inventory (cont'd)

(US$ in Thousands)

Address	City	State	Improvement SF	Land SF	Water Frontage (1)	Acq. Date	Acq. Cost	Fully Loaded Cost (2)	Implied Value Reference Range Low	Implied Value Reference Range High
700 88th Street	Surfside	FL	NA	15,099	75	05/02/14	3,200	3,386	2,000	2,300
0 88th Street (No Address)	Surfside	FL	NA	15,107	75	05/02/14	Incl. in Lot Above	Incl. in Lot Above	2,000	2,300
1420 Biscaya Drive	Surfside	FL	NA	18,400	92	02/04/14	3,450	3,755	3,600	4,000
1211 Stillwater Drive	Miami Beach	FL	NA	7,500	50	03/11/14	1,200	1,338	1,300	1,400
2535 Shelter Avenue (3)	Miami Beach	FL	5,022	12,000	NA	04/30/14	2,320	5,398	5,010	5,710
2555 Shelter Avenue	Miami Beach	FL	NA	12,000	NA	04/30/14	2,420	3,005	2,800	3,100
11400 N Bayshore Drive	North Miami	FL	NA	18,807	218	08/29/14	3,200	3,572	3,600	4,100
11404 N Bayshore Drive	North Miami	FL	NA	14,100	94	08/29/14	2,400	2,576	2,500	2,700
241 Atlantic Isle	Sunny Isles Beach	FL	NA	12,636	60	03/19/14	1,826	2,009	2,100	2,400
18970 North Bay Road	Sunny Isles Beach	FL	NA	11,250	75	03/24/14	1,850	1,999	2,000	2,200
3506 Main Lodge Drive	Coconut Grove	FL	4,397	15,663	NA	02/04/14	2,200	3,077	3,200	3,400
3437 N Moorings Way	Coconut Grove	FL	4,071	12,464	NA	04/08/14	2,275	3,135	2,400	2,800
65 East Hollow Road	East Hampton	NY	NA	40,946	NA	08/07/14	3,100	3,187	3,700	4,500
Total (Rounded)									**$ 36,200**	**$ 40,900**

(1) Some water frontage estimates are based on measurements from online aerial mapping.
(2) Fully Loaded Cost provided by Management as of December 31, 2017 and inclusive of FY2017 impairments totaling $425K for 3506 Main Lodge and $275K for 3437 N Moorings Way.
(3) A&M's concluded value range is inclusive of a $290K downward adjustment for the remaining cost to complete the residential development.

ALVAREZ & MARSAL | 14

FINANCIAL ANALYSIS OF THE PROPOSED TRANSACTION

Net Asset Approach – Hypothetical NOL and R&D Credit Analysis

A&M considered the theoretical range of values of the NOLs and R&D credits to Cadus on a standalone basis (assuming no transaction). Solely for the purposes of this analysis, Management provided A&M with hypothetical scenarios of taxable income for FY2018 through FY2021 which are more favorable to the Company than that which Management believes is achievable. This analysis indicated an aggregate implied value reference range for the NOLs and R&D credits of $0 to $1.0 million (rounded).

	Low				High			
(US$ in Thousands)	FY18	FY19	FY20	FY21	FY18	FY19	FY20	FY21
Taxable Income (1)	(3,785)	(2,487)	-	-	(1,807)	(555)	3,800	3,750
(x) Federal Tax Rate	21.0%	21.0%	21.0%	21.0%	21.0%	21.0%	21.0%	21.0%
Estimated Federal Taxes	$ -	$ -	$ -	$ -	$ -	$ -	$ 798	$ 788
(–) Tax Benefit on Federal NOL Carryforwards	-	-	-	-	-	-	(798)	(730)
Remaining Federal Taxes	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ 58
(–) Tax Benefit on R&D Credits	-	-	-	-	-	-	-	-
Remaining Federal Taxes	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ 58
Taxable Income (1)	(3,785)	(2,487)	-	-	(1,807)	(555)	3,800	3,750
(x) Florida State Tax Rate	5.5%	5.5%	5.5%	5.5%	5.5%	5.5%	5.5%	5.5%
Estimated Florida State Taxes	$ -	$ -	$ -	$ -	$ -	$ -	$ 209	$ 206
(–) Tax Benefit on Florida State NOL Carryforwards	-	-	-	-	-	-	(71)	-
Remaining Florida State Taxes	$ -	$ -	$ -	$ -	$ -	$ -	$ 138	$ 206
Taxable Income (1)	(3,785)	(2,487)	-	-	(1,807)	(555)	3,800	3,750
(x) New York State/City Tax Rate	13.0%	13.0%	13.0%	13.0%	13.0%	13.0%	13.0%	13.0%
Estimated New York Taxes	$ -	$ -	$ -	$ -	$ -	$ -	$ 494	$ 488
(–) Tax Benefit on New York NOL Carryforwards	-	-	-	-	-	-	(30)	-
Remaining New York Taxes	$ -	$ -	$ -	$ -	$ -	$ -	$ 464	$ 488
Total NOL and R&D Credit Tax Benefits	$ -	$ -	$ -	$ -	$ -	$ -	$ 899	$ 730
Partial Period Factor	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00
Discount Period	0.48	1.47	2.47	3.47	0.48	1.47	2.47	3.47
Present Value Factor (2) *17.0%*	0.9269	0.7943	0.6789	0.5802	0.9269	0.7943	0.6789	0.5802
Net Present Value of Tax Benefits	$ -	$ -	$ -	$ -	$ -	$ -	$ 611	$ 423
Net Present Value of Tax Benefits	**$ -**				**$ 1,034**			

Note: Management's taxable income scenarios are solely for illustrative purposes to calculate a theoretical range of values for the NOLs and R&D credits.

(1) Estimated taxable income per Management's representation. See Appendix C.

(2) Discount rate is based on Cadus' estimated cost of equity.

ALVAREZ & MARSAL | 15

FINANCIAL ANALYSIS OF THE PROPOSED TRANSACTION Net Asset Approach – Summary The NA approach indicated an implied aggregate equity value reference range of $39.2 million to $44.9 million for Cadus. Unadjusted Adjusted Dec '17 (US$in Thousands) Dec '17 Low High Assets: Real Estate Inventory (1) 36,439 36,200 40,900 Cash & Cash Equivalents 2,829 2,829 2,829 Interest Receivable 2 2 2 Prepaid & Other Current Assets 164 164 164 Investment in Laurel Partners (2) 195 282 282 Website 7 - 20 Less: Liabilities Accrued Expenses & Other Current Liabilities (319) (319) (319) Plus: Non-Operating Assets NOL and R&D Tax Credit Benefits (3) - - 1,034 Patents (4) - - - (1) Real estate inventory is adjusted for the estimated fair value of the Company’s properties. (2) See page 12. (3) See pages 14 and 15. 16 (4) See Appendix B.

FINANCIAL ANALYSIS OF THE PROPOSED TRANSACTION Guideline Public Company Analysis – Overview • A&M selected nine publicly traded companies that were deemed relevant to its analysis. GPCs were chosen because they were deemed to be similar to the Company in one or more respects. – In selecting GPCs, A&M focused on companies that are in the homebuilding industry and who own and trade residential properties. – Given the size of the Company, A&M focused on small (enterprise values less than $1 billion) and mid sized (enterprise values between $1 billion and $2.5 billion) public companies in its analysis. • A&M analyzed the financial performance of both Cadus and the publicly traded companies and selected valuation multiples based on a variety of factors including size, scale, asset diversity, operating history, profitability, growth, and business model. • A&M considered Price to Book Value (“Price / BV”) multiples in its analysis as this is the most relevant valuation metric for the industry in which Cadus operates. Note: None of the selected GPCs are, of course, identical to Cadus. Accordingly, a complete analysis cannot be limited to a quantitative review of the selected public companies and involves complex considerations and judgments concerning differences in financial and 17 operating characteristics of such companies, as well as other factors that could affect their value relative to Cadus.

FINANCIAL ANALYSIS OF THE PROPOSED TRANSACTION

Guideline Public Company Analysis – Financial Statistics

		Growth Rates						Profit Margins		
	Property	Revenue			Net Income			Net Income		
Company	Count	3 Yr. CAGR	FYE +1	FYE +2	3 Yr. CAGR	FYE +1	FYE +2	LTM	FYE +1	FYE +2
Tier 1: Small Sized Homebuilders (EV < $1.0BN)										
The New Home Company Inc.	3,018	102.8%	4.0%	3.9%	46.4%	(2.0%)	35.1%	2.7%	2.9%	3.7%
Green Brick Partners, Inc.	5,697	23.4%	21.1%	21.1%	(9.5%)	45.3%	51.0%	7.0%	7.5%	9.4%
AV Homes, Inc.	17,561	76.6%	10.8%	17.0%	NA	(87.4%)	80.8%	2.3%	2.1%	3.3%
Mean		67.6%	11.9%	14.0%	18.4%	(14.7%)	55.6%	4.0%	4.2%	5.5%
Median		76.6%	10.8%	17.0%	18.4%	(2.0%)	51.0%	2.7%	2.9%	3.7%
Tier 2: Mid Sized Homebuilders (EV $1.0BN - $2.5BN)										
Beazer Homes USA, Inc.	21,507	9.4%	5.2%	7.1%	(2.6%)	41.7%	28.4%	1.7%	2.2%	2.7%
M/I Homes, Inc.	23,064	17.7%	14.1%	8.2%	(28.0%)	50.9%	25.7%	4.1%	4.4%	5.1%
Century Communities, Inc.	31,996	79.8%	40.7%	28.7%	58.8%	1.2%	84.0%	4.0%	3.6%	5.1%
Hovnanian Enterprises, Inc.	31,319	5.9%	(9.7%)	3.1%	NA	NA	228.0%	(13.5%)	0.1%	0.4%
LGI Homes, Inc.	37,063	72.7%	45.7%	22.3%	49.8%	46.7%	37.2%	9.3%	9.0%	10.1%
William Lyon Homes	17,944	34.9%	27.1%	11.6%	(22.7%)	39.3%	33.1%	3.6%	4.7%	5.5%
Mean		36.7%	20.5%	13.5%	11.1%	36.0%	72.7%	1.5%	4.0%	4.8%
Median		26.3%	20.6%	9.9%	(2.6%)	41.7%	35.1%	3.8%	4.0%	5.1%
Combined										
Min		**5.9%**	**(9.7%)**	**3.1%**	**(28.0%)**	**(87.4%)**	**25.7%**	**(13.5%)**	**0.1%**	**0.4%**
Max		**102.8%**	**45.7%**	**28.7%**	**58.8%**	**50.9%**	**228.0%**	**9.3%**	**9.0%**	**10.1%**
Mean		**47.0%**	**17.7%**	**13.7%**	**13.2%**	**17.0%**	**67.0%**	**2.4%**	**4.1%**	**5.0%**
Median		**34.9%**	**14.1%**	**11.6%**	**(2.6%)**	**40.5%**	**37.2%**	**3.6%**	**3.6%**	**5.1%**

Source: Capital IQ; company filings.

ALVAREZ & MARSAL | 18

 FINANCIAL ANALYSIS OF THE PROPOSED TRANSACTION Guideline Public Company Analysis – Valuation Multiples (In Millions, Except Per Share Amounts) Market Data Multiples Filing Stock Market Enterprise Price / Company Currency Price Cap Value BV Tier 1: Small Sized Homebuilders (EV < $1.0BN) The New Home Company Inc. USD 12.65 264 520 1.0x Green Brick Partners, Inc. USD 11.70 592 690 1.4x AV Homes, Inc. USD 18.75 422 724 0.9x Mean 1.1x Median 1.0x Tier 2: Mid Sized Homebuilders (EV $1.0BN - $2.5BN) Beazer Homes USA, Inc. USD 20.25 651 1,687 1.0x M/I Homes, Inc. USD 36.94 1,043 1,714 1.4x Century Communities, Inc. USD 34.90 946 1,713 1.4x Hovnanian Enterprises, Inc. USD 2.88 426 1,855 NM LGI Homes, Inc. USD 75.60 1,643 2,059 3.7x William Lyon Homes USD 32.01 1,223 2,367 1.5x Mean 1.8x Median 1.4x Combined Note: Market data is as of January 12, 2018. “NM” refers to not meaningful. 19 Source: Capital IQ; company filings; Wall Street research.

 FINANCIAL ANALYSIS OF THE PROPOSED TRANSACTION Guideline Public Company Analysis – Conclusions • In selecting valuation multiples for the Company, A&M considered a variety of factors, including the following: – Cadus has very limited operating experience as a purchaser and reseller of residential properties relative to the selected GPCs; – Relative to the selected GPCs, Cadus is much smaller in size and scale; – Cadus is less diversified than the GPCs and has significant exposure to the Florida real estate market; – Unlike the GPCs, the Company does not have general contractor operations and has to bear an additional cost on each property development; – Cadus has incurred operating losses in each year since its inception with the exception of 2002; and – Cadus has not yet earned any revenue since it transitioned into its new line of business in Q4 2013. • After considering the factors above, A&M selected multiples that approximate the low end of the GPCs. The table below presents our selected valuation multiples and resulting implied aggregate equity value reference range for Cadus. (US$in Thousands) Selected Company Equity Metric Multiple Range Statistic (1) Value Range Price / BV 0.9x - 1.0x $39,122 $35,210 - $39,122 Implied Equity Value Reference Range (Excl. Laurel Partners) $35,210 - $39,122 (+) Equity Interest in Laurel Partners (2) 282 282 (1) Excludes the book value of the Company's investment in Laurel Partners. (2) Represents the Company's 89.2% equity ownership interest in Laurel Partners. Laurel Partners holds approximately $316K in cash 20 and no liabilities.

 FINANCIAL ANALYSIS OF THE PROPOSED TRANSACTION NOL and R&D Credit Analysis – Illustrative Scenario 1: Acquisition by Controlling Shareholder – Immediate Utilization A&M considered the value of the tax benefits associated with NOLs and R&D credits assuming a related-party buyer with effective control acquires Cadus and is able to utilize them to offset its tax liabilities immediately without a 382 limitation. Under this illustrative scenario, the implied value to a potential acquiror of the tax benefits associated with the NOLs and R&D credits is approximately $6.3 million. (US$in Thousands) FY18 Total Federal NOL Carryforwards $22,309 (x) Federal Tax Rate 21.0% Total Federal NOL Tax Benefits $4,685 (+) R&D Credit Tax Benefits 1,500 Total Federal NOL and R&D Credit Tax Benefits $6,185 Florida State NOLs $1,294 (x) Florida State Tax Rate 5.5% Total Florida State NOL Tax Benefits $71 Total New York State NOLs $232 (x) New York State/City Tax Rate 13.0% Total New York NOL Tax Benefits $30 Note: For illustrative purposes only. (1) Assumes current NOLs are not subject to a Section income to be able to fully utilize the NOLs and R&D 382 limitation and that the potential acquiror has the appropriate taxable 21 credits.

FINANCIAL ANALYSIS OF THE PROPOSED TRANSACTION

NOL and R&D Credit Analysis – Illustrative Scenario 2: Acquisition by a Third-Party – Section 382 Limitation

A&M also considered the value of the NOL carryforwards and R&D credits assuming a hypothetical third-party buyer were to acquire Cadus. In this illustrative scenario, the Company's NOLs and R&D credits would be subject to the Section 382 limitation. Consistent with the assumptions in the hypothetical scenarios that were provided by Management, we assumed that the properties that are currently listed are sold in FY2018 and the remaining properties are sold in FY2019, each at the implied value reference range indicated by our analysis.

Under this illustrative scenario, the value to a potential acquiror of the NOL and R&D credit tax benefits is approximately $1.3 million to $1.9 million.

		Low Scenario											
(US$ in Thousands)		FY18	FY19	FY20	FY21	FY22	FY23	FY24	FY25	FY26	FY27	FY28	FY29
Annual 382 Limitation:													
Shares Outstanding (in Thousands)	26,288												
(x) Offering Price / Share	$ 1.61												
Total Equity Value	$ 42,324												
(x) Long-Term Tax Exempt Rate	2.0%												
Annual 382 Limitation (1)	$ 830	$ 802	$ 830	$ 830	$ 830	$ 830	$ 830	$ 830	$ 830	$ 830	$ 830	$ 830	$ 830
(+) Net Realizable Built-In Gain (2)	-	615	632	-	-	-	-	-	-	-	-	-	-
Adjusted Annual 382 Limitation	$ 830	$ 1,417	$ 1,461	$ 830	$ 830	$ 830	$ 830	$ 830	$ 830	$ 830	$ 830	$ 830	$ 830
Federal NOLs and R&D Credits:													
Scheduled Federal NOL Expiration		8,949	5,810	275	-	267	514	405	82	344	-	-	495
Scheduled Federal R&D Credit Expiration		935	565	-	-	-	-	-	-	-	-	-	-
Federal NOL Balance		22,309	13,360	7,550	6,720	5,891	5,061	4,232	3,402	2,573	1,743	914	84
(–) NOLs Applied Against Current Income		(1,417)	(1,461)	(830)	(830)	(830)	(830)	(830)	(830)	(830)	(830)	(830)	(84)
(–) Expired NOLs		(7,531)	(4,349)	-	-	-	-	-	-	-	-	-	-
Ending NOL Balance	$ 22,309	$ 13,360	$ 7,550	$ 6,720	$ 5,891	$ 5,061	$ 4,232	$ 3,402	$ 2,573	$ 1,743	$ 914	$ 84	$ -
Federal NOLs Applied Against Income		1,417	1,461	830	830	830	830	830	830	830	830	830	84
(x) Federal Tax Rate		21.0%	21.0%	21.0%	21.0%	21.0%	21.0%	21.0%	21.0%	21.0%	21.0%	21.0%	21.0%
Total Federal NOL Tax Benefits		$ 298	$ 307	$ 174	$ 174	$ 174	$ 174	$ 174	$ 174	$ 174	$ 174	$ 174	$ 18
(+) R&D Credit Tax Benefits (3)		-	-	-	-	-	-	-	-	-	-	-	-
Total Federal NOL and R&D Credit Tax Benefits		$ 298	$ 307	$ 174	$ 174	$ 174	$ 174	$ 174	$ 174	$ 174	$ 174	$ 174	$ 18

Note: For illustrative purposes only.

(1) Applies to all tax attributes – NOLs and R&D credits.

(2) Based on the fair market value of the properties (assuming Cadus sells seven properties in FY2018 and the remaining properties in FY2019) less the cost basis (original purchase price plus any property improvements, excluding non-cash impairment charges).

(3) R&D credits cannot be used until the NOL carryforwards have been fully utilized. R&D credits expire by FY2019.

ALVAREZ & MARSAL | 22

 FINANCIAL ANALYSIS OF THE PROPOSED TRANSACTION NOL and R&D Credit Analysis – Illustrative Scenario 2: Acquisition by a Third-Party – Section 382 Limitation (cont’d) Low Scenario (US$in Thousands) FY18 FY19 FY20 FY21 FY22 FY23 FY24 FY25 FY26 FY27 FY28 FY29 Florida State NOLs: Scheduled Florida State NOL Expiration - - - - - - - - - - - - Florida State NOL Balance 1,294 - - - - - - - - - - - (–) NOLs Applied Against Current Income (1,294) - - - - - - - - - - - (–) Expired NOLs - - - - - - - - - - - - Ending NOL Balance $1,294 $- $- $- $- $- $- $- $- $- $- $- $- Florida State NOLs Applied Against Income 1,294 - - - - - - - - - - - (x) Florida State Tax Rate 5.5% 5.5% 5.5% 5.5% 5.5% 5.5% 5.5% 5.5% 5.5% 5.5% 5.5% 5.5% Total Florida State NOL Tax Benefits $71 $- $- $- $- $- $- $- $- $- $- $- New York NOLs: Scheduled New York NOL Expiration - - - - - - - - - - - - New York NOL Balance 232 - - - - - - - - - - - (–) NOLs Applied Against Current Income (232) - - - - - - - - - - - (–) Expired NOLs - - - - - - - - - - - - Ending NOL Balance $232 $- $- $- $- $- $- $- $- $- $- $- $- New York NOLs Applied Against Income 232 - - - - - - - - - - - (x) New York State/City Tax Rate 13.0% 13.0% 13.0% 13.0% 13.0% 13.0% 13.0% 13.0% 13.0% 13.0% 13.0% 13.0% Total New York NOL Tax Benefits $30 $- $- $- $- $- $- $- $- $- $- $- Total NOL and R&D Credit Tax Benefits $399 $307 $174 $174 $174 $174 $174 $174 $174 $174 $174 $18 Partial Period Factor 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 Discount Period 0.48 1.47 2.47 3.47 4.47 5.47 6.47 7.47 8.47 9.47 10.47 11.47 Present Value Factor (1) 14.0% 0.9386 0.8251 0.7238 0.6349 0.5569 0.4885 0.4285 0.3759 0.3297 0.2893 0.2537 0.2226 PV of Tax Benefit Associated with NOLs and R&D Credits $374 $253 $126 $111 $97 $85 $75 $65 $57 $50 $44 $4 Note: For illustrative purposes only. 23 (1) Discount rate is based on an estimated cost of equity of a hypothetical buyer in the homebuilding industry.

FINANCIAL ANALYSIS OF THE PROPOSED TRANSACTION

NOL and R&D Credit Analysis – Illustrative Scenario 2: Acquisition by a Third-Party – Section 382 Limitation (cont'd)

		High Scenario											
(US$ in Thousands)		FY18	FY19	FY20	FY21	FY22	FY23	FY24	FY25	FY26	FY27	FY28	FY29
Annual 382 Limitation:													
Shares Outstanding (in Thousands)	26,288												
(x) Offering Price / Share	$ 1.61												
Total Equity Value	$ 42,324												
(x) Long-Term Tax Exempt Rate	2.0%												
Annual 382 Limitation (1)	$ 830	$ 802	$ 830	$ 830	$ 830	$ 830	$ 830	$ 830	$ 830	$ 830	$ 830	$ 830	$ 830
(+) Net Realizable Built-In Gain (2)	-	1,972	2,512	-	-	-	-	-	-	-	-	-	-
Adjusted Annual 382 Limitation	$ 830	$ 2,774	$ 3,342	$ 830	$ 830	$ 830	$ 830	$ 830	$ 830	$ 830	$ 830	$ 830	$ 830
Federal NOLs and R&D Credits:													
Scheduled Federal NOL Expiration		8,949	5,810	275	-	267	514	405	82	344	-	-	495
Scheduled Federal R&D Credit Expiration		935	565	-	-	-	-	-	-	-	-	-	-
Federal NOL Balance		22,309	13,360	7,550	6,720	5,891	5,061	4,232	3,402	2,573	1,743	914	84
(–) NOLs Applied Against Current Income		(2,774)	(3,342)	(830)	(830)	(830)	(830)	(830)	(830)	(830)	(830)	(830)	(84)
(–) Expired NOLs		(6,174)	(2,468)	-	-	-	-	-	-	-	-	-	-
Ending NOL Balance	$ 22,309	$ 13,360	$ 7,550	$ 6,720	$ 5,891	$ 5,061	$ 4,232	$ 3,402	$ 2,573	$ 1,743	$ 914	$ 84	$ -
Federal NOLs Applied Against Income		2,774	3,342	830	830	830	830	830	830	830	830	830	84
(x) Federal Tax Rate		21.0%	21.0%	21.0%	21.0%	21.0%	21.0%	21.0%	21.0%	21.0%	21.0%	21.0%	21.0%
Total Federal NOL Tax Benefits		$ 583	$ 702	$ 174	$ 174	$ 174	$ 174	$ 174	$ 174	$ 174	$ 174	$ 174	$ 18
(+) R&D Credit Tax Benefits (3)		-	-	-	-	-	-	-	-	-	-	-	-
Total Federal NOL and R&D Credit Tax Benefits		$ 583	$ 702	$ 174	$ 174	$ 174	$ 174	$ 174	$ 174	$ 174	$ 174	$ 174	$ 18

Note: For illustrative purposes only.

(1) Applies to all tax attributes – NOLs and R&D credits.

(2) Based on the fair market value of the properties (assuming Cadus sells seven properties in FY2018 and the remaining properties in FY2019) less the cost basis (original purchase price plus any property improvements, excluding non-cash impairment charges).

(3) R&D credits cannot be used until the NOL carryforwards have been fully utilized. R&D credits expire by FY2019.

ALVAREZ & MARSAL | 24

 FINANCIAL ANALYSIS OF THE PROPOSED TRANSACTION NOL and R&D Credit Analysis – Illustrative Scenario 2: Acquisition by a Third-Party – Section 382 Limitation (cont’d) High Scenario (US$in Thousands) FY18 FY19 FY20 FY21 FY22 FY23 FY24 FY25 FY26 FY27 FY28 FY29 Florida State NOLs: Scheduled Florida State NOL Expiration - - - - - - - - - - - - Florida State NOL Balance 1,294 - - - - - - - - - - - (–) NOLs Applied Against Current Income (1,294) - - - - - - - - - - - (–) Expired NOLs - - - - - - - - - - - - Ending NOL Balance $1,294 $- $- $- $- $- $- $- $- $- $- $- $- Florida State NOLs Applied Against Income 1,294 - - - - - - - - - - - (x) Florida State Tax Rate 5.5% 5.5% 5.5% 5.5% 5.5% 5.5% 5.5% 5.5% 5.5% 5.5% 5.5% 5.5% Total Florida State NOL Tax Benefits $71 $- $- $- $- $- $- $- $- $- $- $- New York NOLs: Scheduled New York NOL Expiration - - - - - - - - - - - - New York NOL Balance 232 - - - - - - - - - - - (–) NOLs Applied Against Current Income (232) - - - - - - - - - - - (–) Expired NOLs - - - - - - - - - - - - Ending NOL Balance $232 $- $- $- $- $- $- $- $- $- $- $- $- New York NOLs Applied Against Income 232 - - - - - - - - - - - (x) New York State/City Tax Rate 13.0% 13.0% 13.0% 13.0% 13.0% 13.0% 13.0% 13.0% 13.0% 13.0% 13.0% 13.0% Total New York NOL Tax Benefits $30 $- $- $- $- $- $- $- $- $- $- $- Total NOL and R&D Credit Tax Benefits $684 $702 $174 $174 $174 $174 $174 $174 $174 $174 $174 $18 Partial Period Factor 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 Discount Period 0.48 1.47 2.47 3.47 4.47 5.47 6.47 7.47 8.47 9.47 10.47 11.47 Present Value Factor (1) 14.0% 0.9386 0.8251 0.7238 0.6349 0.5569 0.4885 0.4285 0.3759 0.3297 0.2893 0.2537 0.2226 PV of Tax Benefit Associated with NOLs and R&D Credits $642 $579 $126 $111 $97 $85 $75 $65 $57 $50 $44 $4 Note: For illustrative purposes only. 25 (1) Discount rate is based on an estimated cost of equity of a hypothetical buyer in the homebuilding industry.

 TABLE OF CONTENTS I. Executive Summary II. Financial Analysis of the Proposed Transaction a) Analytical Approach b) Financial Analysis c) Summary of Financial Analyses III. Assumptions, Qualifications & Limiting Conditions Appendix A: Summary of Due Diligence Appendix B: Patent Information Appendix C: Company Illustrative Taxable Income Scenarios

 FINANCIAL ANALYSIS OF THE PROPOSED TRANSACTION Summary of Financial Analyses Our analyses indicated an implied total equity value reference range of $35.5 million to $44.9 million, inclusive of a theoretical range of value for the tax benefits associated with the Company’s NOLs and R&D credits on a standalone basis using hypothetical scenarios as provided by Management. On a per share basis, our analyses indicates an implied value reference range of $1.35 to $1.71 relative to the offer price of $1.61. Total Value Value Per Share (1) (US$in Thousands, Except Per Share Amounts) Low High Low High Net Asset Approach 39,200 44,900 1.49 1.71 Guideline Public Company Method 35,500 39,400 1.35 1.50 The offer price of $1.61 per share represents a 7.6% premium to Cadus’ book value of equity of $1.50 per share and a 69.5% premium to Cadus’ unaffected share price of $0.95 per share. In addition, the illustrative incremental value to a potential acquiror (under illustrative scenario 1 and 2) associated with the tax benefits related to the Company’s NOLs and R&D credits is set forth below. Incremental Value Range (US$in Thousands, Except Share Count and Per Share Amounts) Scenario 1 Scenario 2 PV of Tax Benefits Associated with NOLs and R&D Credits (2) 6,286 6,286 1,936 1,343 Shares Outstanding (in Thousands) (1) 26,288 26,288 26,288 26,288 Illustrative Per Share NOL and R&D Credit Value Range $0.24 $0.24 $0.07 $0.05 (–) Per Share Standalone NOL and R&D Credit Value (0.04) - (0.04) - Incremental Per Share NOL and R&D Credit Value to a Potential Acquiror $0.20 $0.24 $0.03 $0.05 (1) Outstanding shares = 26,288,080 per the Agreement. 27 (2) See pages 21 through 25.

 TABLE OF CONTENTS I. Executive Summary II. Financial Analysis of the Proposed Transaction a) Analytical Approach b) Financial Analysis c) Summary of Financial Analyses III. Assumptions, Qualifications & Limiting Conditions Appendix A: Summary of Due Diligence Appendix B: Patent Information Appendix C: Company Illustrative Taxable Income Scenarios

 ASSUMPTIONS, QUALIFICATIONS & LIMITING CONDITIONS Our Opinion would include assumptions, qualifications and limiting conditions similar to the following. This is not meant to be a complete list; our Opinion may include other factors. Assumptions and Reliance – A&M made certain assumptions and relied on certain information with the Companies’ consent. If any of these assumptions proves to be incorrect in any material respect, our Opinion cannot and should not be relied upon. • In arriving at our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information, data and representations (including, without limitation, the accuracy of the representations set forth in the Management Letter) that were (i) publicly available, (ii) furnished to us by the Company, or (iii) otherwise reviewed by us for purposes of our Opinion; and we have not assumed and we do not assume any responsibility or liability for any such information, data or representations. In addition, we have assumed that (i) the Company NOLs have been reasonably calculated in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management as to the amount of such Company NOLs, (ii) the Company Illustrative Taxable Income Scenarios are a reasonable basis on which to calculate a range of theoretical values of the Company NOLs to the Company on a standalone basis, (iii) the Acquiror Estimated NOL Tax Savings are a reasonable basis on which to calculate the upper end of the value of the Company NOLs to the Acquiror, and (iv) the Third Party Estimated NOL Tax Savings are a reasonable basis on which to evaluate a hypothetical third party acquiror’s ability to utilize the Company NOLs to achieve future tax savings. In connection with the preparation of our analyses and our Opinion, Management of the Company has advised us that the Company has generated no revenue for the years ended December 31, 2015, 2016 and 2017; does not seek to utilize, license, sell or otherwise derive revenue from its patents, or develop or pursue new technology; has no contracts for the sale of any of its real properties; and maintains a full valuation allowance against its deferred tax assets based on Company management’s assessment of the likelihood of realization of taxable income. In addition, in connection with the preparation of our analyses and our Opinion, management of the Company has advised us, with respect to the Company’s interest in Laurel Partner Limited Partnership (“Laurel Partners”) that, to the best of Company managements’ knowledge, Laurel Partners does not have any ongoing operations; • We have not made an independent evaluation or appraisal of the assets, other than the Company’s real property assets, or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such appraisals; • Neither A&M nor any of its affiliates has been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction; • Our Opinion addresses only the fairness, from a financial point of view, to the stockholders of the Company (other than the Excluded Holders) of the Consideration to be received by such stockholders in the Proposed Transaction. We do not express any view on, and our Opinion does not address, any other term or aspect of the Agreement or Proposed Transaction, including, without limitation, as to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Consideration to be received by the stockholders of the Company in the Proposed Transaction, or with respect to the fairness of any such compensation; 29

 ASSUMPTIONS, QUALIFICATIONS & LIMITING CONDITIONS Our Opinion would include assumptions, qualifications and limiting conditions similar to the following. This is not meant to be a complete list; our Opinion may include other factors. Assumptions and Reliance – A&M made certain assumptions and relied on certain information with the Companies’ consent. If any of these assumptions proves to be incorrect in any material respect, our Opinion cannot and should not be relied upon. • We have assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction as consummated will not differ in any material respect from that described in the Agreement, without any adverse waiver or amendment of any material term or condition thereof, and that the parties to the Agreement will comply with all material terms of the Agreement; • We have further assumed that the final form of the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses and our Opinion; • Our Opinion does not address any legal, regulatory, taxation or accounting matters, as to which we understand that the Special Committee has obtained such advice as it deemed necessary from qualified professionals; • Our Opinion does not address, and should not be construed to address, the relative merits of the Proposed Transaction as compared to other business strategies or transactions that might be available with respect to the Company, the underlying business decision of the Company to effect the Proposed Transaction, or whether the Consideration to be received by the stockholders of the Company in the Proposed Transaction represents the best price obtainable. We express no view as to the federal, state or local tax consequences of the Proposed Transaction; • Our Opinion is based on business, economic, regulatory, monetary, market and other conditions as they exist as of the date hereof or as of the date of the information provided to us; • Our Opinion is effective as of the date hereof. We have no obligation to update the Opinion and expressly disclaim any responsibility to do so in the absence of any such request; and • We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company. To the extent that any of the foregoing assumptions or any of the facts on which our Opinion is based prove to be untrue in any material respect, our Opinion cannot and should not be relied upon. Furthermore, in our analysis and in connection with the preparation of our Opinion, A&M has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction. 30

 ASSUMPTIONS, QUALIFICATIONS & LIMITING CONDITIONS Our Opinion would include assumptions, qualifications and limiting conditions similar to the following. This is not meant to be a complete list; our Opinion may include other factors. Qualifications – Our Opinion would be qualified by the following: • Our Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Our Opinion does not constitute a view regarding the solvency of the Company or Acquiror prior to or subsequent to the Proposed Transaction. A&M has performed no procedures to determine the solvency of the Company or Acquiror. As such, our Opinion does not constitute a solvency opinion, and should not be relied upon for such purposes. In addition, A&M is not expressing any opinion as to the market price or value of any of the Company’s or Acquiror’s securities after announcement of the Proposed Transaction. A&M has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter. 31

 ASSUMPTIONS, QUALIFICATIONS & LIMITING CONDITIONS Our Opinion would include assumptions, qualifications and limiting conditions similar to the following. This is not meant to be a complete list; our Opinion may include other factors. Limiting Conditions – The use of our Opinion is strictly limited as follows: • Our Opinion may not be quoted or referred to, in whole or in part, filed with, or furnished or disclosed to any other party, without our prior written consent, except as described in the remainder of this paragraph. Our Opinion may be included in its entirety in any proxy statement distributed to stockholders of the Company in connection with the Proposed Transaction or other document required by law or regulation to be filed with the Securities and Exchange Commission, and you may summarize or otherwise reference the existence of our Opinion in such documents, provided that any such summary or reference language shall also be subject to the prior written approval by A&M. • Our Opinion is provided for the benefit of the Special Committee, in their capacity as such, in connection with and for the purposes of their consideration of the Proposed Transaction. Our Opinion does not constitute a recommendation by A&M to the Special Committee, any holder of securities of the Company or any other person as to how such person should vote or act in relation to the Proposed Transaction or any form of assurance by A&M as to the condition of the Company; instead, it only addresses the fairness, from a financial point of view, to the stockholders of the Company, other than the Excluded Holders, of the Consideration to be received by such holders in the Potential Transaction pursuant to the Agreement. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which our Opinion is based. 32

 TABLE OF CONTENTS I. Executive Summary II. Financial Analysis of the Proposed Transaction a) Analytical Approach b) Financial Analysis c) Summary of Financial Analyses III. Assumptions, Qualifications & Limiting Conditions Appendix A: Summary of Due Diligence Appendix B: Patent Information Appendix C: Company Illustrative Taxable Income Scenarios

 APPENDIX A: SUMMARY OF DUE DILIGENCE A&M’s procedures, investigations, and financial analysis with respect to the preparation of our analysis included, but were not limited to, the items summarized below: • Reviewed, among other documents, the following: – A draft of the Agreement dated January 16, 2018; – First Amended and Restated Agreement of Limited Partnership of Laurel Partners Limited Partnership dated December 31, 1996; – Laurel Partners General Ledger Trial Balance for the period ended December 31, 2017; – Cadus Corporation and Subsidiary Form 1120 NOL Carryover Detail Schedule; – 2015 Form NYC-2A New York City Combined Business Corporation Tax Return; – 2015 Form CT-3-A New York State General Business Corporation Combined Franchise Tax Return; – 2016 Form 1120 Florida Corporate Income/Franchise Tax Return; – 2016 Form 1120 U.S. Corporation Income Tax Return; – Cadus Patents dated September 28, 2015; – Cadus Property Listing dated January 16, 2018; – Buyer’s and Seller’s Combined Closing Statements for the following properties: » 241 Atlantic Isle, Sunny Isles Beach, FL dated March 19, 2014 » 700 88th Street, Surfside, FL dated May 2, 2014 » 1211 Stillwater Drive, Miami Beach, FL dated March 11, 2014 » 1420 Biscaya Drive, Surfside, FL dated February 4, 2014 » 2535 Shelter Avenue, Miami Beach, FL dated April 30, 2014 » 2555 Shelter Avenue, Miami Beach, FL dated April 30, 2014 » 3437 N. Mooring Way, Coconut Grove, FL dated April 8, 2014 » 3506 Main Lodge Drive, Coconut Grove, FL dated February 4, 2014 » 18970 N. Bay Road., Sunny Isles Beach, FL dated March 24, 2014 – Vacant Land N Bayshore Drive/ Folio No. 06-2228-011-2620 dated August 29, 2014; – Residential Contract of Sale for 69 East Hollow Road, East Hampton, NY dated August 7, 2014; – Strang Architecture Schematic Design Set for 11404 North Bayshore Drive, North Miami, FL dated February 5, 2015; and – Application for Payment from EBL Construction for 2535 Shelter Avenue, Miami Beach, FL dated December 25, 2017. • Reviewed certain publicly available business and historical financial information relating to the Company including the Company’s audited financial statements on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2013 through December 31, 2016 and the Company’s unaudited interim financial statements for the quarter ended September 30, 2017 included in the Company’s Form 10-Q filed with the SEC; 34

 APPENDIX A: SUMMARY OF DUE DILIGENCE A&M’s procedures, investigations, and financial analysis with respect to the preparation of our analysis included, but were not limited to, the items summarized below: • Reviewed certain non-public internal financial information, including an unaudited balance sheet as of December 31, 2017, and other data relating to the business and financial prospects for the Company that were provided to us by the Company for the purpose of our analysis and accordingly on which basis we prepared our analysis; • Conducted discussions with, and relied on statements made by, members of the senior management of the Company concerning the business, operations, historical financial results, future prospects of the Company, and the Proposed Transaction; • Reviewed a letter dated January 20, 2018 from the management of the Company, which made certain representations as to historical financial statements, financial condition of the underlying assets and liabilities, and other assumptions for the Company (the “Management Letter”); • Considered the historical trading price and trading volume of the Company’s common stock, and the publicly traded securities of certain other companies that we deemed relevant; • Considered certain financial performance data of the Company and compared that data with similar data for other companies in lines of business we deemed relevant; • Reviewed and discussed with the Special Committee the following estimates or scenarios: (i) estimates prepared by Company management of the Company’s net operating loss tax carryforwards (the “Company NOLs”), (ii) illustrative theoretical scenarios (the “Company Illustrative Taxable Income Scenarios”) of the Company’s taxable income and the timing of the realization thereof, which (A) were prepared by Company management solely for the preparation of A&M’s financial analyses and our Opinion and (B) Company management has indicated are more favorable to the Company than what management believes is achievable, (iii) estimates of the potential tax savings available to the Acquiror and its affiliates based on the Company NOLs (the “Acquiror Estimated NOL Tax Savings”), which were discussed with representatives of the Acquiror, and (iv) estimates of the potential tax savings available to a third party acquiror based on the Company NOLs and the assumptions underlying the Company Illustrative Taxable Income Scenarios, subject to the limitations of Section 382 of the Internal Revenue Code of 1986, as amended (the “Third Party Estimated NOL Tax Savings”); and • Considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as we deemed relevant and appropriate for purposes of our Opinion. 35

 TABLE OF CONTENTS I. Executive Summary II. Financial Analysis of the Proposed Transaction a) Analytical Approach b) Financial Analysis c) Summary of Financial Analyses III. Assumptions, Qualifications & Limiting Conditions Appendix A: Summary of Due Diligence Appendix B: Patent Information Appendix C: Company Illustrative Taxable Income Scenarios

APPENDIX B: PATENT INFORMATION

Summary

- Based on our discussions with the founder of Cadus, the Company created over 40 drug discovery patents in the 1990s, the majority of which have expired. As indicated in the chart at the bottom of the page, Cadus Technologies, Inc. (a subsidiary of Cadus Corporation) currently owns seven active biotechnology-related patents and one patent that is within the expiration grace period.
- Management indicated the following to us with regard to the Company's patent portfolio and future patent operations:
  - The Company has no intention to utilize its current patents or to create new patents;
  - Management no longer seeks to operate in the biotechnology industry, and the Company has not had any biotechnology operations since 2002;
  - The remaining patents have a short remaining life;
  - The technologies that are supported by the remaining patents have been superseded to a large extent by more advanced competing technologies since the patents were granted; and
  - Attempts to sell the patent portfolio in the 2000s were unsuccessful.
- After considering the factors above, we have assumed that the Company's patent portfolio has no value.

Patent No.	Appl. No.	Title	Appl. Date	Issue Date	Exp. Date	Status
7273747	10/267,074	Cell having amplified signal transduction pathway responses and uses therefor	10/8/02	09/25/07	02/20/21	Expired - Reinstatement available
7090991	10/404,018	System for detection of a functional interaction between a compound and a cellular signal transduction component	3/31/03	08/15/06	08/27/20	Active
7022513	10/200,013	Cell based signal generation	7/18/02	04/04/06	02/06/20	Active
7319009	10/277,607	Methods and compositions for identifying receptor effectors	10/22/02	01/15/08	11/23/19	Active (within grace period)
7081360	09/362,286	Expression of G protein-coupled receptors with altered ligand binding and/or coupling properties	7/27/99	07/25/06	09/15/19	Active
6251605	09/426,332	Yeast cells having mutations in Cav1 and uses therefor	10/25/99	06/26/01	10/27/18	Active
7611854	10/600,003	Yeast cells engineered to produce pheromone system protein surrogates, and uses therefor	6/18/03	11/03/09	06/22/18	Active
7361498	10/967,087	Yeast cells expressing modified G proteins and methods of use therefor	10/15/04	04/22/08	01/20/18	Active

Source: Management.
Note: Patent information in the table above is as of September 2015. Some patents may have expired since this information was prepared.

ALVAREZ & MARSAL | 37

 TABLE OF CONTENTS I. Executive Summary II. Financial Analysis of the Proposed Transaction a) Analytical Approach b) Financial Analysis c) Summary of Financial Analyses III. Assumptions, Qualifications & Limiting Conditions Appendix A: Summary of Due Diligence Appendix B: Patent Information Appendix C: Company Illustrative Taxable Income Scenarios

APPENDIX C: COMPANY ILLUSTRATIVE TAXABLE INCOME SCENARIOS

Company Illustrative Taxable Income Scenarios

	Low				High			
(US$ in Thousands)	FY18	FY19	FY20 (1)	FY21 (1)	FY18	FY19	FY20 (2)	FY21 (2)
3506 Main Lodge Drive	3,100	-			3,250	-		
3437 N Moorings Way	2,400	-			2,800	-		
2535 Shelter Ave	4,900	-			5,500	-		
18970 North Bay Rd	2,000	-			2,200	-		
1420 Biscaya Drive	3,800	-			4,000	-		
88th Street Lots	4,000	-			4,600	-		
1211 Stillwater Drive	-	1,300			-	1,500		
241 Atlantic Isle	-	2,000			-	2,400		
2555 Shelter Avenue	-	2,800			-	3,100		
11404 N. Bayshore Drive	-	2,500			-	2,700		
11400 N. Bayshore Drive	-	3,600			-	4,100		
East Hampton	-	3,200			-	3,700		
Total Estimated Revenue (3)	$ 20,200	$ 15,400			$ 22,350	$ 17,500		
Cost of 3506 Main Lodge Drive (4) (5)	3,502	-			3,502	-		
Cost of 3437 N Moorings Way (4) (5)	3,410	-			3,410	-		
Cost of 2535 Shelter Ave (5)	5,398	-			5,398	-		
Cost of 18970 North Bay Rd (6) (7)	2,029	-			2,029	-		
Cost of 1420 Biscaya Drive (6) (7)	3,795	-			3,795	-		
Cost of 88th Street Lots (6) (7)	3,419	-			3,419	-		
Cost of 1211 Stillwater Drive (6) (8)	-	1,381			-	1,381		
Cost of 241 Atlantic Isle (6) (8)	-	2,052			-	2,052		
Cost of 2555 Shelter Avenue (6) (8)	-	3,085			-	3,085		
Cost of 11404 N. Bayshore Drive (6) (8)	-	2,643			-	2,643		
Cost of 11400 N. Bayshore Drive (6) (8)	-	3,775			-	3,775		
Cost of East Hampton (6) (8)	-	3,190			-	3,190		
Sales Expenses (9)	1,616	1,232			1,788	1,400		
Total Cost Basis	$ 23,169	$ 17,357			$ 23,341	$ 17,525		
General and Administrative Expenses	483	485			483	485		
Real Estate Expenses	367	78			367	78		
Loss/(Gain) from Equity in Other Ventures	(2)	(2)			(2)	(2)		
Total Operating Expenses	$ 848	$ 560			$ 848	$ 560		
Operating Income	(3,816)	(2,518)			(1,838)	(586)		
Interest Income	31	31			31	31		
Taxable Income	$ (3,785)	$ (2,487)	$ -	$ -	$ (1,807)	$ (555)	$ 3,800	$ 3,750
Use of NOL	$ -	$ -	$ -	$ -	$ -	$ -	$ 3,800	$ 3,750

*See footnotes on the following page

ALVAREZ & MARSAL | 39

APPENDIX C: COMPANY ILLUSTRATIVE TAXABLE INCOME SCENARIOS Company Illustrative Taxable Income Scenarios (cont'd) (1) Low range assumes no taxable income post 2019 and the remaining NOLs will not be utilized. (2) High range represents the minimum taxable income necessary to fully utilize all remaining available balances related to the existing NOLs. This assumes taxable income of $3.8 million in FY20 (resulting in usage of $3.8 million of the NOL) and taxable income of at least $3.75 million in FY21 (resulting in usage of the remaing $3.75 million of the NOL). This assumption is based on the assumption that the Company will be able to generate taxable income of 10% of the cash generated from the sale of the properties in 2018 and 2019. Notwithstanding the foregoing, the Company has no current plans on how the cash will be invested. (3) Represents total estimated gross proceeds from the sale of the properties listed above. (4) Cost basis excludes any non-cash impairment charges for purposes of calculating taxable income and is based on 12/31/17 estimates. (5) Real estate taxes for this property are included in Real Estate Expenses below. (6) Based on 12/31/17 estimated cost basis. (7) Includes a full year of real estate taxes for 2018 plus a 3% increase from 2017. (8) Includes two full years of real estate taxes (2018 and 2019) plus a 3% increases per year from 2017. (9) Based on 8% of the estimated revenue to be generated from selling the Company's properties to cover sales expenses. e.g. 8% broker fees, transfer taxes (documentary stamps on transfer $8.00 per thousand and surtax of $4.50 per thousand on vacant land), legal fees. ALVAREZ & MARSAL | 40